UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 6, 2007 (February 1, 2007)

CollaGenex Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-28308	52-1758016
(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

41 University Drive, Newtown, PA	18940
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 579-7388

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On February 1, 2007, CollaGenex Pharmaceuticals, Inc., a Delaware corporation (the “Company”), received a written notice of termination (the “Notice”) from Altana Inc., the United States subsidiary of Altana Pharma AG (“Altana”), of the Company’s Sublicense Agreement with Altana, dated May 24, 2002, as amended (the “Agreement”).  The Notice provides for termination of the Agreement effective November 1, 2007.

Under the Agreement the Company has the exclusive right to create improvements to, market, advertise, promote, distribute, offer for sale and sell, in the United States and Puerto Rico, Pandel®, a mid-potency topical corticosteroid cream indicated for the relief of mild-to-moderate inflammatory disorders of the skin in adults, such as atopic dermatitis and psoriasis.  Altana currently licenses the rights to Pandel from Taisho Pharmaceutical Co., Ltd., a company organized and existing under the laws of Japan.  The Company purchases from Altana all Pandel products to be sold and promotional samples, and is required to pay Altana a royalty fee equal to a percentage of the net sales of Pandel.  In November 2006, the Agreement was amended to, among other things, permit Altana to terminate the Agreement at any time upon nine months prior written notice.

Upon termination, specified provisions of the Agreement will survive such termination, including those provisions that relate to:  reports and exchange rates; infringement claims by third parties; warranty, rejection and inspection of shipments; regulatory compliance; representations and warranties; product recall; indemnification and insurance; dispute resolution; confidentiality; and payment terms, including Altana’s obligation to refund $1.7 million of license fees to the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLLAGENEX PHARMACEUTICALS, INC.

Date: February 6, 2007	By:	/s/ Nancy C. Broadbent
Nancy C. Broadbent
Chief Financial Officer
(Principal Financial Officer)